Exhibit 99.1

EXCERPTS FROM THE PRELIMINARY OFFERING MEMORANDUM

On September 28, 2012, Crown Castle International Corp., T-Mobile USA, Inc., a Delaware corporation and a subsidiary of Deutsche Telekom, AG (“T-Mobile”), and certain T-Mobile subsidiaries (together with T-Mobile, the “T-Mobile Parties”) entered into a Master Agreement (the “Master Agreement”) pursuant to which we will have the exclusive right to lease, operate or otherwise acquire up to 7,180 T-Mobile wireless communications sites (the “Sites”) for approximately $2.4 billion in cash at closing (subject to certain conditions and adjustments, including adjustments based on the actual number of Sites included at closing) (the “T-Mobile Transaction”). Unless otherwise indicated or the context otherwise requires, the terms “Crown Castle,” “we,” “our,” “the Company” and “us” refer to Crown Castle International Corp., a Delaware corporation, and its subsidiaries on a consolidated basis.

The T-Mobile Parties have agreed to lease or sublease to us, or grant us the exclusive right to operate and manage, up to 6,264 Sites (the “MPL Sites”), including their interest in the land associated with each Site, the tower at such Site and certain related equipment, improvements and tower related assets (the “Included Property” of such Site).  T-Mobile has further agreed to sell to us up to 916 additional Sites (the “Sale Sites” and, together with the MPL Sites and the Included Property of the Sale Sites and the MPL Sites, the “T-Mobile Assets”), including the Included Property of the Sale Sites. Subject to the satisfaction of certain conditions, the Sale Sites will include up to 474 Sites located primarily in California and Nevada (the “CA/NV Sites”) that are subject to certain of the terms of the Lease and Sublease dated as of December 14, 2000, among SBC Tower Holdings LLC, Southern Towers, Inc., SBC Wireless, LLC and SpectraSite Holdings, Inc., and certain related agreements.

Excerpt from “Summary—Proposed T-Mobile Transaction”

Based on preliminary unaudited financial information for the T-Mobile Assets currently anticipated to be included as part of the T-Mobile Transaction, we estimate that these T-Mobile Assets generated third-party cash site rental revenues of approximately $47 million and incurred cash ground lease expenses of approximately $56 million, in each case, for the six months ended June 30, 2012.

In addition, under and subject to the terms of the T-Mobile Transaction, T-Mobile has committed to sublease space on the towers related to these T-Mobile Assets from us for a minimum of 10 years for approximately $164 million in initial annual rent (assuming an initial rent of $1,905 per month for each Site and that the CA/NV Sites are included in the T-Mobile Transaction at the initial closing under the Master Agreement), with annual escalation provisions tied to the consumer price index.

Neither our nor T-Mobile’s independent auditors have audited, reviewed, compiled or performed any procedures with respect to the preliminary financial information upon which we based our above estimates, or on our estimates.  Actual site rental revenues and actual ground lease expenses (including cash revenues and cash expenses) are subject to change, may be materially different from the foregoing amounts and will depend on the T-Mobile Assets that are ultimately included as part of the T-Mobile Transaction and the terms of the relevant collocation agreements and ground leases then in effect. See “Risk Factors—Risks Relating to the Proposed T-Mobile Transaction.”

Excerpt from “Risk Factors—Risks Relating to the Proposed T-Mobile Transaction”

The T-Mobile Transaction may not be completed within the expected timeframe, if at all, and the pendency of the T-Mobile Transaction could adversely affect our business and operations.

Completion of the T-Mobile Transaction is subject to the satisfaction (or waiver) of a number of conditions, many of which are beyond our control and may prevent, delay or otherwise negatively affect its completion. We cannot predict when these conditions will be satisfied, if at all. Failure to complete the T-Mobile Transaction would, and any delay in completing the T-Mobile Transaction could, prevent us from realizing the anticipated benefits from the T-Mobile Transaction. Additionally, the T-Mobile Parties will have the right to terminate the Master Agreement and receive a termination fee under certain limited circumstances.  The T-Mobile Transaction is expected to close in the fourth quarter of 2012.

Pursuant to the terms of the definitive agreements governing the T-Mobile Transaction, fewer than the 7,180 Sites currently anticipated to be included in the T-Mobile Transaction may be included as part of the T-Mobile Transaction at closing. In addition, the CA/NV Sites may, subject to certain conditions, be purchased by us at some point after the initial closing of the T-Mobile Transaction.

Failure to successfully and efficiently integrate the T-Mobile Assets into our operations may adversely affect our business, operations and financial condition.

The integration of up to approximately 7,180 Sites into our operations will be a significant undertaking and will require significant resources, as well as attention from our management team. In addition, the integration of the T-Mobile Assets into our operations will require certain one-time costs for tasks such as tower visits and audits and ground and tenant lease verifications. Additional integration challenges include:

●	transitioning all data related to the T-Mobile Assets, tenants and landlords to a common information technology system;
●	successfully marketing space on the T-Mobile Assets;
●	successfully transitioning the ground lease rent payment and the tenant billing and collection processes;
●	retaining existing tenants on the T-Mobile Assets; and
●	maintaining our standards, controls, procedures and policies with respect to the T-Mobile Assets.

If we are not able to meet these integration challenges, we may not realize the benefits we expect from the T-Mobile Transaction, and our business, financial condition and results of operations will be adversely affected.

We are not providing audited historical financial information for the T-Mobile Assets or pro forma financial statements reflecting the impact of the T-Mobile Transaction on our historical operating results.

On September 28, 2012, we announced our entry into definitive agreements with T-Mobile, pursuant to which we will have the exclusive right to lease, operate or otherwise acquire up to 7,180 Sites for approximately $2.4 billion in cash at closing (subject to certain conditions and adjustments, including adjustments based on the actual number of sites included at the closing of the T-Mobile Transaction). The T-Mobile Transaction is expected to close in the fourth quarter of 2012. We intend to fund the T-Mobile Transaction with the net proceeds of this offering, together with cash on hand and funds from our revolving credit facility.

Following the consummation of the T-Mobile Transaction, we will be required to file a current report on Form 8-K that contains audited income statement data for the T-Mobile Assets for the fiscal year ended December 31, 2011, as well as unaudited information for the relevant interim period, and, based on that income statement data, pro forma income statement information for those periods reflecting the estimated pro forma impact of the T-Mobile Transaction. We do not expect to file the current report on Form 8-K with the required financial information until after the closing of the T-Mobile Transaction and, as a result, we are not in a position at this time to include this information in this offering memorandum. As a result, investors will be required to determine whether to participate in this offering without the benefit of this historical and pro forma financial information.

It is possible that the audit and review of the T-Mobile Assets’ income statement data, our preparation of pro forma information or our experience in operating the T-Mobile Assets will require us to adjust our expectations regarding the impact of the T-Mobile Transaction on our operating results going forward. Additionally, we may fail to successfully integrate the T-Mobile Assets or fail to utilize the T-Mobile Assets to their full capacity and, as a result, fail to achieve the benefits from the transaction that we expect.

The bankruptcy of certain subsidiaries of T-Mobile which are lessors or sublessors of Sites to one of our subsidiaries, or our failure to exercise the purchase options available to us pursuant to the T-Mobile Transaction, may adversely affect our business.

If the T-Mobile Transaction is consummated, a substantial number of our towers relating to the Sites that are part of the T-Mobile Transaction will be located on land leased from third parties. At the closing of the T-Mobile Transaction, one of our subsidiaries will lease or sublease, or otherwise be granted the right to manage and operate, the MPL Sites from bankruptcy remote subsidiaries of T-Mobile, in an arrangement similar to the master lease arrangements we have with other carriers with respect to certain existing towers. If one of these T-Mobile subsidiaries nevertheless becomes a debtor in a bankruptcy proceeding and is permitted to reject the underlying ground lease, our subsidiary could lose its interest in the applicable MPL Sites. If our subsidiary loses its interest in the applicable Sites or if the applicable ground leases were to be terminated, we would lose the cash flow derived from the towers on these Sites, which may have a material adverse effect on our business. We will have similar bankruptcy risks with respect to sites that we operate under management agreements.

Under the definitive agreements governing the T-Mobile Transaction, we will have the option to purchase certain Sites at the end of their respective lease terms for aggregate option payments of up to approximately $2.4 billion. We may not have the required available capital to exercise our rights to purchase these Sites at the time these options are required to be exercised. Even if we do have the required available capital, we may choose not to exercise our rights to purchase some or all of these Sites for business or other reasons. In the event that we do not exercise these purchase rights, or are otherwise unable to acquire an interest that would allow us to continue to operate these Sites after their respective lease terms, we will lose the future cash flows from these Sites, which may have a material adverse effect on our business. In the event that we decide to exercise these purchase rights, the benefits of the acquisition of the applicable Sites may not exceed the related costs, which could adversely affect our business.